FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Second Quarter 2020 Financial Results
Domestic same store sales growth of 31.9%
Digital sales increased to 63.7% of domestic system-wide sales

Dallas, July 29, 2020 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal second quarter ended June 27, 2020.

Highlights for the fiscal second quarter 2020 compared to the fiscal second quarter 2019:

▪System-wide sales increased 37.0% to $509.0 million
▪23 net openings in the fiscal second quarter 2020
▪Domestic same store sales increased 31.9%
▪Total revenue increased 36.1% to $66.1 million
▪Net income increased 134.6% to $11.5 million, or $0.39 per diluted share, compared to $4.9 million, or $0.17 per diluted share, in the prior fiscal second quarter
▪Adjusted EBITDA*, a non-GAAP measure, increased 54.2% to $20.9 million

* Adjusted EBITDA is a non-GAAP measure. A reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“I am very proud of our team members and brand partners and the extraordinary results we achieved against a challenging backdrop. We benefited from a steadfast focus on expanding our digital business and leveraging delivery to make it seamless for fans to access the craveable flavors of our fresh, cook-to-order wings, fries and sides,” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “Despite the unprecedented circumstances, we opened 23 net new restaurants which highlights the excitement of our brand partners to grow with Wingstop and the strength of the unit level economics. We believe we are well positioned to continue making progress towards our vision of becoming a top 10 global restaurant brand.”

Key operating metrics for the fiscal second quarter 2020 compared to the fiscal second quarter 2019

	Thirteen Weeks Ended
	June 27, 2020	June 29, 2019
Number of system-wide restaurants open at end of period	1,436	1,303
Number of domestic franchise restaurants open at end of period	1,244	1,139
Number of international franchise restaurants open at end of period	162	135
System-wide sales (in thousands)	$509,045	$371,505
Domestic restaurant AUV	$1,366	$1,189
Domestic same store sales growth	31.9%	12.8%
Net income (in thousands)	$11,539	$4,918
Adjusted EBITDA (in thousands)	$20,888	$13,549

Fiscal second quarter 2020 financial results

Total revenue for the fiscal second quarter 2020 increased to $66.1 million from $48.6 million in the fiscal second quarter last year.
▪Royalty revenue, franchise fees and other increased $6.7 million to $27.9 million from $21.2 million in the fiscal second quarter of the prior year. The increase was primarily due to domestic same store sales growth of 31.9% as well as 132 net franchise restaurant openings since June 29, 2019.
▪Advertising fees and related income increased $6.4 million to $19.9 million from $13.5 million in the fiscal second quarter of the prior year. The increase was primarily due to the 37.0% increase in system-wide sales in the fiscal quarter ended June 27, 2020 compared to the fiscal quarter ended June 29, 2019.
▪Company-owned restaurant sales increased $4.4 million to $18.3 million from $13.9 million in the fiscal second quarter of the prior year. The increase was primarily due to company-owned same store sales growth of 24.7%, which was driven by both an increase in transactions and transaction size. Also contributing to the increase was the acquisition of one franchised restaurant and the opening of two company-owned restaurants since the prior year comparable period, resulting in additional sales of $1.1 million.

Cost of sales increased to $13.4 million from $10.6 million in the fiscal second quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales decreased to 73.1% from 76.1%. The decrease was primarily due to a 22.7% decrease in the cost of bone-in chicken wings as compared to the prior year period, as well as our ability to leverage costs due to the increase in company-owned same store sales. These decreases were slightly offset by increased labor costs due to incentive pay associated with COVID-19.

Advertising expenses were $18.6 million compared to $13.0 million in the fiscal second quarter of the prior year. Advertising expenses are recognized at the same time the related revenue is recognized, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) decreased to $13.2 million compared to $13.4 million in the fiscal second quarter of the prior year. The decrease in SG&A expense was primarily due to a gain of $2.0 million recognized as a result of the re-franchising of two company-owned restaurants, which was largely offset by a one-time donation to the National Restaurant Employee Relief Fund of $1.0 million to support restaurant workers in times of need, $0.6 million in COVID-19 related expenses, and $0.3 million associated with additional expenses to support our national advertising campaign, which has an equal and offsetting contribution in revenue.

Net income was $11.5 million, or $0.39 per diluted share, compared to net income of $4.9 million, or $0.17 per diluted share, in the fiscal second quarter of the prior year.

Restaurant Development and Outlook

As of June 27, 2020, there were 1,436 Wingstop restaurants system-wide. This included 1,274 restaurants in the United States, of which 1,244 were franchised restaurants and 30 were company-owned, and 162 franchised restaurants in international markets. During the fiscal second quarter 2020, there were 23 net system-wide Wingstop restaurant openings. For the fiscal year ending December 27, 2020, we anticipate net system-wide openings of between 120 and 130 restaurants.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation, confidence in the business, and our commitment to returning value to stockholders, our Board of Directors approved a 27% increase in the quarterly dividend payable to Wingstop stockholders from $0.11 to $0.14 per share of common stock, resulting in a total dividend of approximately $4.1 million. This dividend will be paid on September 11, 2020 to stockholders of record as of August 28, 2020.

The following definitions apply to these terms as used in this release:

Same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal second quarter 2020 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10145581. The replay will be available through Wednesday, August 5, 2020.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,400 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand-sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In 2019, Wingstop’s system-wide sales increased 20.1% year-over-year to $1.5 billion, marking the 16th consecutive year of same store sales growth, and Wingstop achieved over 400% shareholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of 1,436 as of June 27, 2020. In February 2019, the Company launched its new tagline and creative campaign “Where Flavor Gets Its Wings” and continued the rollout of national delivery. During the fiscal quarter ended June 27, 2020, Wingstop generated 63.7% of sales via digital channels including Wingstop.com and the Wingstop app. The Company has been ranked on Franchise Business Review’s “Top 30 Food and Beverage Franchises” (2019), Fast Casual’s “Movers & Shakers” (2019), QSR Magazine’s “The Industry’s 9 Best Franchise Deals” (2019) and “The QSR Top 50” (2019) for limited-service restaurants in the U.S.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “will,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our progress toward our goal of becoming a top 10 global restaurant brand as well as our 2020 outlook for system-wide unit growth. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
MSprague@wingstop.com

Investor Contact
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	June 27, 2020	December 28, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$45,766	$12,849
Restricted cash	4,132	4,790
Accounts receivable, net	5,580	5,175
Prepaid expenses and other current assets	4,118	2,449
Advertising fund assets, restricted	7,860	4,927
Total current assets	67,456	30,190
Property and equipment, net	27,220	27,842
Goodwill	50,160	50,188
Trademarks	32,700	32,700
Customer relationships, net	12,255	12,910
Other non-current assets	11,323	12,283
Total assets	$201,114	$166,113
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,890	$3,348
Other current liabilities	20,829	21,454
Current portion of debt	16,000	3,200
Advertising fund liabilities	7,860	4,927
Total current liabilities	47,579	32,929
Long-term debt, net	310,846	307,669
Deferred revenues, net of current	22,280	22,343
Deferred income tax liabilities, net	6,043	4,485
Other non-current liabilities	7,038	8,115
Total liabilities	393,786	375,541
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,596,347 and 29,457,228 shares issued and outstanding as of June 27, 2020 and December 28, 2019, respectively	296	295
Additional paid-in-capital	43	552
Accumulated deficit	(193,011)	(210,275)
Total stockholders' deficit	(192,672)	(209,428)
Total liabilities and stockholders' deficit	$201,114	$166,113

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	June 27, 2020	June 29, 2019
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$27,858	$21,187
Advertising fees and related income	19,923	13,487
Company-owned restaurant sales	18,324	13,888
Total revenue	66,105	48,562
Costs and expenses:
Cost of sales (1)	13,387	10,573
Advertising expenses	18,589	12,973
Selling, general and administrative	13,194	13,394
Depreciation and amortization	1,398	1,335
Total costs and expenses	46,568	38,275
Operating income	19,537	10,287
Interest expense, net	4,214	4,299
Income before income tax expense	15,323	5,988
Income tax expense	3,784	1,070
Net income	$11,539	$4,918

Earnings per share
Basic	$0.39	$0.17
Diluted	$0.39	$0.17

Weighted average shares outstanding
Basic	29,588	29,418
Diluted	29,793	29,667

Dividends per share	$0.11	$0.09

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	June 27, 2020		June 29, 2019
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales

Cost of sales:
Food, beverage and packaging costs	$5,954	32.5%	$5,205	37.5%
Labor costs	4,687	25.6%	3,193	23.0%
Other restaurant operating expenses	3,086	16.8%	2,556	18.4%
Vendor rebates	(340)	(1.9)%	(381)	(2.7)%
Total cost of sales	$13,387	73.1%	$10,573	76.1%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	June 27, 2020	June 29, 2019
Domestic Franchised Activity:
Beginning of period	1,221	1,112
Openings	23	29
Closures	(2)	(2)
Re-franchised by Company	2	—
Restaurants end of period	1,244	1,139

Domestic Company-Owned Activity:
Beginning of period	32	29
Openings	—	—
Closures	—	—
Re-franchised to franchisees	(2)	—
Restaurants end of period	30	29

Total Domestic Restaurants	1,274	1,168

International Franchised Activity:
Beginning of period	160	132
Openings	2	5
Closures	—	(2)
Restaurants end of period	162	135

Total System-wide Restaurants	1,436	1,303

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	June 27, 2020	June 29, 2019
Net income	$11,539	$4,918
Interest expense, net	4,214	4,299
Income tax expense	3,784	1,070
Depreciation and amortization	1,398	1,335
EBITDA	$20,935	$11,622
Additional adjustments:
Gain on disposal of assets (a)	(2,016)	—
Stock-based compensation expense (b)	1,969	1,927
Adjusted EBITDA	$20,888	$13,549

(a)Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Selling, general and administrative expense in the Consolidated Statements of Operations.
(b)Includes non-cash, stock-based compensation.